                                                              EXHIBIT (C)(1)
                                                          EXECUTION COPY 5/12/97


UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
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                                    :
In re:   PRUDENTIAL SECURITIES      :    MDL Docket No. 1005
INCORPORATED LIMITED PARTNERSHIPS   :    M-21-67 (MP)
LITIGATION                          :
                                    :
------------------------------------x



                                STIPULATION OF
                       SETTLEMENT WITH SPANOS DEFENDANTS
                       ---------------------------------

     The Spanos Defendants (as defined below) and plaintiffs herein, by and through their respective attorneys, enter into this Stipulation of Settlement, subject to the approval of the Court.

                                  DEFINITIONS
                                  -----------
     As used herein, the following terms shall have the following meanings:

          1. "All Class Members" means each and every member of the Monetary Class/1/ and each and every member of the Equitable Class, collectively and individually.

          2. "Auction" means the sale at public auction of the Properties of Prudential-Bache/A.G. Spanos Genesis Income Partners L.P., I ("Spanos Genesis") and Prudential-Bache/A.G. Spanos Realty Partners L.P., I ("Spanos Realty"; collectively, the "Spanos Public Partnerships") in

----------------
/1/  Certain capitalized terms are used herein prior to their definition below.

accordance with the procedures set forth in paragraph 58 herein.

          3. "Claims Administrator" means the Garden City Group or such successor claims administrator as may be selected by Lead Class Counsel.

          4. "Class Counsel Co-Chairmen" means Melvyn I. Weiss, Esq. and Lawrence A. Sucharow, Esq.

          5. "Class Representatives" means the persons named as such in the Preliminary Approval Order.

          6. "Consolidated Complaint" means the Consolidated Complaint filed in the above-captioned action on or about June 8, 1994.

          7. "Constituent Action" means any case, action or proceeding transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the Southern District of New York under M.D.L. Docket No. 1005, other than (a) Romano (as defined below in paragraph 49) and (b) any
                         ------
other action that by order of the United States District Court for the Southern District of New York, entered prior to the date of this Settlement Agreement, is deemed a coordinated, rather than consolidated, action.

          8. "Effective Date" means the date when the Order and Final Judgment has been entered substantially in the form of Exhibit B hereto and the time for appeal or petition for review of such Order and Final Judgment has expired, or if any appeal is filed and not dismissed, the date such Order and Final Judgment is upheld on appeal or review and the time for any further appeal or petition for review has expired or, in the event the Court enters an order and final judgment in a form other than that provided above (an "Alternative Judgment"), and none of the Parties has elected to terminate this Settlement Agreement in accordance with any provision set forth herein, the date such Alternative Judgment becomes final and no longer subject to appeal or review. If no appeal or petition for review is filed with respect to the Order and Final Judgment or the Alternative Judgment, the Effective Date shall be 35 days after the date of entry thereof.

          9. "Equitable Class" and "Equitable Class Members" means all persons or entities who, on May 12, 1997, owned units of limited partnership interest ("Units") in either or both of the Spanos Public Partnerships, but not including PBP, the Spanos General Partners, the Spanos Genesis Special Limited Partners, or the Spanos Realty Subordinated Limited Partners.

          10. "Equitable Class Notice" means the notice of proposed settlement to be sent to the Equitable Class

Members pursuant to the Preliminary Approval Order. The Equitable Class Notice shall be substantially in the form of Exhibit 2 to Exhibit A hereto.

          11. "Lead Class Counsel" means the Executive Committee of Plaintiffs' Counsel, as designated by the Court in Order No. 2 herein dated June 27, 1994.

          12. "Monetary Class" and "Monetary Class Members" means all persons or entities who are currently PSI Class Members who invested in one or more of the Partnerships listed on Schedule A and who do not validly request exclusion from the Settlement in accordance with the procedures provided by the Preliminary Approval Order or such other order as may be entered by the Court certifying a settlement class under F.R.Civ.P. 23.

          13. "Monetary Class Notice" means the notice of proposed settlement to be sent to Monetary Class Members pursuant to the Preliminary Approval Order. In the event settlements with additional defendants have been or are reached, the form of Monetary Class Notice may provide joint notice of this Settlement and such additional settlements. The form of Monetary Class Notice shall be submitted to the Court for its approval before being sent to Monetary Class Members.

          14. "Monetary Class Period" means the period of time from January 1, 1980 through June 8, 1994, inclusive.

          15. "Non-Settling Defendant" means any defendant named in the Consolidated Complaint or any officer, director, employee, partner or affiliate of any defendant named in the Consolidated Complaint, but does not include any person who is a Released Party (as defined herein or in the PSI Settlement Agreement), a PSI Settling Defendant, or other defendant named in the Consolidated Complaint who shall be designated as a Released Party in any other settlement agreement executed by Lead Class Counsel which receives final approval by the Court in this action.

          16. "Order and Final Judgment" means the order and final judgment to be entered by the Court substantially in the form of Exhibit B hereto.

          17. "Parties" means, collectively, the Class Representatives, and the Spanos Defendants.

          18. "Partnerships" means the partnerships and other entities listed on Schedule A to this Settlement Agreement.

          19. "PBP" means Prudential-Bache Properties, Inc. and any predecessor or successor entity.

          20. "PBP Parties" means PBP and its past or present subsidiaries, parents and affiliates, together with their respective past or present officers, directors, employees, attorneys, agents, successors and assigns.

          21. "Plan of Allocation" means the allocation method prepared by Lead Class Counsel and approved by the Court in connection with the PSI Settlement, as such plan may be amended from time to time with the approval of the Court.

          22. "Preliminary Approval Order" means the order to be entered by the Court preliminarily approving this Settlement substantially in the form of Exhibit A hereto.

          23. "Properties" means the parcels of land, or any interest therein, together with the apartment buildings and other improvements thereon, or any interest therein, owned by the Spanos Public Partnerships or either of them.

          24. "PSI" means Prudential Securities Incorporated and any predecessor or successor entity.

          25. "PSI Class Members" means all persons and entities who are "Class Members" as defined in the PSI Settlement Agreement and who have not validly requested exclusion from the settlement class established pursuant thereto in accordance with the procedures provided for therein.

          26. "PSI Settlement" means the partial settlement effected pursuant to the PSI Settlement Agreement.

          27. "PSI Settlement Agreement" means that certain Stipulation and Agreement of Partial Compromise and Settlement agreed to by plaintiffs and the PSI Settling Defendants and approved by the Court in the above-captioned action on or about November 20, 1995, as it may be amended with Court approval with prior notice to counsel for the Spanos Defendants.

          28. "PSI Settling Defendants" means, collectively, PSI, Prudential Insurance Company of America, Prudential Securities Group, Inc., Prudential-Bache Capital Funding, Inc., Prudential-Bache Agriculture Inc., Prudential-Bache Energy Production, Inc., Prudential-Bache Leasing, Inc., Prudential-Bache Minerals, Inc., Prudential-Bache Properties, Inc., Prudential Realty Partnership, Inc., R & D Funding Corp., Graham Resources, Inc., Graham Energy, LTD., Graham Securities Corp., Graham Royalty, LTD., George Ball, Robert Sherman, James Darr, William E. Pittman, Jr., James M. Kelso, Brian J. Martin, Frank W. Giordano, Joseph H. Quinn, Joe W. DeFur, Paul J. Proscia, Anthony J. Hertl, Frank Saraceno and John J. Graham.

          29. "Published Notice" means, if required by the Court, the notice of the proposed Settlement with the Monetary Class and the Equitable Class to be published, pursuant to the Preliminary Approval Order, substantially in the form of Exhibits 3 and 4 to Exhibit A hereto.

          30. "Released Parties" means (i) any and all of the Spanos Defendants, (ii) spouses of any of the Spanos Defendants; (iii) past or present subsidiaries, parents, affiliates, successors and assigns of any of the Spanos Defendants, including, without limitation, the Spanos Partnerships, and (iv) past or present officers, directors, shareholders, partners, agents, employees, attorneys, advisors, investment bankers, accountants, representatives, trustees, beneficiaries, parents, affiliates, subsidiaries, heirs, executors, administrators, predecessors, successors or assigns of any of the persons or entities described in clauses (i), (ii) and (iii) of this paragraph 30.
Released Parties does not include any entity or individual named as a defendant in the Consolidated Complaint who is not a Spanos Defendant as defined herein.

          31. "Settled Claims" means any and all claims, rights, causes of action, losses or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, including both known and unknown claims, that have been, could have been, or in the future might be asserted in any forum by the Monetary Class Members or any of them, or the successors and assigns of any of them, whether directly, indirectly, representatively, derivatively or in any other capacity, against any of the Released Parties (i) in connection with or which arise out of or relate in any way to the allegations, transactions, facts, matters, occurrences, representations or omissions involved, set forth or referred to in the Consolidated Complaint or any pleading in any Constituent Action, or (ii) which relate in any way to (A) the marketing, purchase, sale or holding of Units or other interests in the Partnerships during the Monetary Class Period, or (B) the construction, operation, oversight, monitoring or management of, any of the Partnerships or Properties during the Monetary Class Period, other than any such claims, rights, causes of action or liabilities described in this paragraph 31(ii)(B) that are based on actual fraud committed by any of the Spanos Defendants, their officers, directors or employees.

          32. "Settlement" means the settlement provided for in this Settlement Agreement.
          33. "Settlement Agreement" means this Stipulation of Settlement between plaintiffs herein and the Spanos Defendants, including the exhibits hereto.

          34. "Settlement Fairness Hearing" means the hearing to be requested by the Class Representatives and the

Spanos Defendants, after appropriate notice to All Class Members and an opportunity by Monetary Class Members to exclude themselves from participation in the proposed Settlement, at which the Class Representatives and the Spanos Defendants will request that the Court approve the fairness, reasonableness and adequacy of the terms and conditions of the proposed Settlement, enter the Order and Final Judgment and take other appropriate action.

          35. "Settlement Pool" means the settlement pool created pursuant to paragraph 53.

          36. "Spanos Defendants" means Alex G. Spanos, AGS Financial Corporation, A.G. Spanos Realty Partners, L.P., A.G. Spanos Residential Partners-86, A.G. Spanos Realty Capital, Inc., A.G. Spanos Realty, Inc., A.G. Spanos Construction, Inc. and AGS Securities Corporation, together with their respective officers, directors, employees, parent and subsidiary corporations, successors, heirs, representatives and executors. Notwithstanding the foregoing, the term Spanos Defendants does not include any Defendant other than those listed above.

          37. "Spanos General Partners" means A.G. Spanos Realty Partners, L.P. and A.G. Spanos Residential Partners-86.

          38. "Spanos Genesis Special Limited Partners" means the Special Limited Partners described in paragraph 2.1 of the Prudential-Bache/A.G. Spanos Genesis Income Partners L.P., I Amended and Restated Agreement of Limited Partnership, dated as of February 17, 1987 (the "Spanos Genesis Partnership Agreement"), and their successors and assigns. The term "Limited Partners," as used in this Settlement Agreement, shall not include the Spanos Genesis Special Limited Partners.

          39. "Spanos Net Settlement Pool" means the Cash Settlement Amount (as defined in paragraph 53) together with any interest earned thereon, less the amounts deducted therefrom for Court-approved counsel fees, expenses, administrative costs, costs of notice (including any costs for identifying, notifying and communicating with Monetary Class Members) and any applicable taxes.

          40. "Spanos Partnerships" means the Spanos Public Partnerships; AGS/Rancho Sahara and Marble Creek, Ltd.; AGS/Cobblestone Investors, Ltd.; and AGS/Country Club Village, Ltd.

          41. "Spanos Realty Subordinated Limited Partners" means the Subordinated Limited Partners described in paragraph 2.1 of the Prudential-Bache/A.G. Spanos Realty Partners L.P., I Amended and Restated Agreement of Limited

Partnership, dated as of June 3, 1988 (the "Spanos Realty Partnership Agreement"), and their successors and assigns. The term "Limited Partners," as used in this Settlement Agreement, shall not include the Spanos Realty Subordinated Limited Partners.

          42. "Successful Bidder" means a bidder from whom the Agent has accepted as final a winning bona fide bid in the Auction pursuant to paragraph 58(k) herein (a "Successful Bid").

          43. "Units" means limited partnership interests or depositary units representing assigned attributes of limited partnership interests or any other indicia of ownership of the Partnerships.

                                   RECITALS
                                   --------

          44. WHEREAS, various class actions have been filed alleging, among other things, violations of federal and state laws in connection with the original offerings of Units, the sale of Units in the secondary market, the operation and management of the Partnerships and other acts and practices relating to the Units or the Partnerships; and

          45. WHEREAS, certain such actions have been transferred to the Court by the Judicial Panel on Multidistrict Litigation as MDL Docket No. 1005 for consolidated or coordinated pretrial proceedings; and

          46. WHEREAS, a Consolidated Complaint has been filed by the plaintiffs in certain of the class actions which, inter alia, names the Spanos
                                                  ----- ----
Defendants and others as defendants in this multidistrict litigation proceeding and alleges, inter alia, that the defendants named therein made various false
             ----- ----
and misleading material omissions and misrepresentations in prospectuses and offering materials in the course of marketing and selling the Units and on customers' statements with respect to the value of the Units, and that such defendants also made false and misleading oral representations in marketing the Units in violation of the federal racketeering and securities laws and applicable state laws, and that such defendants engaged in other allegedly wrongful acts with respect to the purchase of Units or the operation or management of the Partnerships; and

          47. WHEREAS, plaintiffs moved to deem the complaints in certain Constituent Actions amended to conform to the allegations in the Consolidated Complaint and the Court granted plaintiffs' motion to have such complaints deemed amended; and

          48. WHEREAS, based on these and other alleged acts the plaintiffs seek, on behalf of themselves and the Class Members, monetary damages, including treble damages, and/or rescission, whereby they may obtain the right to return their Units for the amount of their original investments, plus interest, costs and attorneys' fees, less distributions received to date; and

          49.  WHEREAS, there is a separate action, entitled Romano v.
                                                             ---------
Prudential Insurance Company of America, No. 94 Civ. 3527 ("Romano"), which has
---------------------------------------                     ------
been coordinated with the actions covered by the Consolidated Complaint and which arises out of the same transactions and occurrences alleged in the Consolidated Complaint but asserts derivative and class claims on behalf of a class different from the class alleged in the Consolidated Complaint, and the plaintiffs in Romano are represented by different counsel than the plaintiffs in
              ------
the Consolidated Complaint;

          50. WHEREAS, the Spanos Defendants (a) deny any and all allegations of wrongdoing, violations of law and breaches of duty and have asserted that the claims alleged against them in the Consolidated Complaint fail to state a claim for relief and/or are barred by the applicable statutes of limitation or repose, as well as other defenses, and (b) have agreed to enter into this Settlement to avoid the expense, inconvenience and burden of further litigation and to achieve final release, repose and protection; and

          51. WHEREAS, counsel for the Monetary Class and the Equitable Class have conducted extensive discovery and an extensive investigation into the facts of these cases, have made a thorough study of the legal principles applicable to the claims in the actions and have concluded that the Settlement with the Spanos Defendants provided for herein is fair, reasonable and adequate and is in the best interests of All Class Members.

                 TERMS AND CONDITIONS OF THE SPANOS SETTLEMENT
                 ---------------------------------------------

          52. It is hereby stipulated and agreed by and between the Class Representatives (for themselves and on behalf of All Class Members) and the Spanos Defendants, by their respective attorneys, subject to the approval of the Court pursuant to F.R.Civ.P. 23(e), in consideration of the benefits inuring to the Parties and All Class Members and without admission of any liability or wrongdoing whatsoever by the Spanos Defendants, or any of them, that all Settled Claims, and the claims of the Equitable Class, shall be compromised, settled, released, discharged and dismissed on the merits and with prejudice as against the Spanos Defendants, the other Released Parties and the PBP Parties to the extent and upon the terms and conditions described herein.

          53. Subject to Court approval and the conditions specified herein, and in exchange for resolving all Settled Claims, the Spanos Defendants shall, within five (5) business days following the execution of this Settlement Agreement, pay into the Settlement Pool for the benefit of Monetary Class Members One Million One Hundred Seventy-Five Thousand Dollars ($1,175,000) (the "Cash Settlement Amount" or "Cash Payment"), by depositing said amount into an escrow account with the Court Registry Investment System ("CRIS"), to be administered by Class Counsel Co-Chairmen or their designees (the "Escrow Agents") pursuant to the terms of an escrow agreement substantially in the form annexed hereto as Exhibit C. The Escrow Agents shall hold the Cash Settlement Amount in escrow pending the Effective Date and, except for taxes payable on the earnings of the escrow account, which shall be paid by the Escrow Agents when due, no amount shall be disbursed from the escrow prior to the Effective Date, except that the Escrow Agents may, with Court approval, after the Spanos Defendants have had notice and an opportunity to be heard, and if the Notice Fund (defined below) is insufficient for this purpose, disburse funds necessary to pay the reasonable costs of notice of this Settlement to the Monetary Class, including costs of printing, mailing, postage, publication, and costs of identifying and communicating with Monetary Class Members, or other costs incurred in connection with the giving of notice of this Settlement to Monetary Class Members.

          54. Within five (5) business days following the execution of this Settlement Agreement, the Spanos Defendants shall pay the sum of One Hundred Thousand Dollars ($100,000) into a notice and administration cost fund (the "Notice Fund") by depositing said amount into an escrow account with a bank designated by Class Counsel Co-Chairmen, to be administered by Class Counsel Co-Chairmen or their designees (the "Notice Escrow Agents"). The Notice Escrow Agents shall hold the Notice Fund in escrow pending the Effective Date and, except for taxes payable on the earnings of the escrow account and the reasonable costs of notice of this Settlement to the Monetary Class, including costs of printing, mailing, postage, publication, and costs of identifying and communicating with Monetary Class Members, or other costs incurred in connection with the administration of or giving of notice of this Settlement to Monetary Class Members, all of which shall be paid by the Notice Escrow Agents when due, no amount shall be disbursed from the escrow prior to the Effective Date.

          55. After the Effective Date, the Spanos Net Settlement Pool shall be distributed as follows: Twenty-
five per cent (25%) shall be distributed to members of the Monetary Class who have not opted out, who have submitted valid proofs of claim which have been accepted by the Claims Administrator, and who invested in the Partnerships, pro-rata as determined by the ratio that the Monetary Class Members' Weighted Recognized Loss (as that term is defined in the PSI Settlement Agreement and Plan of Allocation) on the Partnerships bears to the total Weighted Recognized Loss (as that term is defined in the PSI Settlement Agreement and the Plan of Allocation) on the Partnerships of all Monetary Class Members who have not opted out and who have filed valid proofs of claim which have been accepted by the
Claims Administrator and who invested in the Partnerships.   Seventy-five per
cent (75%) shall be distributed to members of the Monetary Class who have not opted out, who have filed valid proofs of claim which have been accepted by the Claims Administrator, and who invested in the Spanos Partnerships, pro-rata as determined by the ratio that the Monetary Class Member's Weighted Recognized Loss (as that term is defined in the PSI Settlement Agreement and Plan of Allocation) on the Spanos Partnerships bears to the total Weighted Recognized Loss (as that term is defined in the PSI Settlement Agreement and Plan of Allocation) on the Spanos Partnerships of all members of the Monetary Class who have not opted out and who have filed valid proofs of claim which have been accepted by the Claims Administrator and who invested in the Spanos Partnerships. Lead Class Counsel shall, if necessary, prepare and submit to the Court for its approval an amendment of the Plan of Allocation, which shall set forth the basis upon which approved claims shall be paid from the Spanos Net Settlement Pool.

          56. The equitable relief provided to the Equitable Class as part of this Settlement shall consist of the Auction, as described in paragraphs 2 and 58 hereof, together with the subsequent termination and dissolution of the Spanos Public Partnerships and the distribution of the Auction proceeds and other assets of the Spanos Public Partnerships to, inter alia, the Equitable
                                                   ----- ----
Class.
          57.
               a. Commencing as promptly as practicable after entry of the Preliminary Approval Order, the Spanos General Partners shall use their best efforts to solicit the consent of the Limited Partners of the Spanos Public Partnerships for the Auction and the subsequent termination and dissolution of the Spanos Public Partnerships (the "Proxy Solicitation"). The Proxy Solicitation shall be conducted by or under the direction of the Spanos General Partners and shall be subject to, and conducted in conformity with, all applicable rules, regulations and other requirements imposed by the United States Securities and Exchange Commission ("SEC"). The Spanos General Partners shall enclose the Equitable Class Notice together with the documents sent in connection with the Proxy Solicitation.

               b. In the event that the requisite consent of the Limited Partners for the Auction and subsequent termination and dissolution of the Spanos Public Partnerships is not obtained by 5:00 p.m. Eastern time on the third business day before the Settlement Fairness Hearing, the Spanos General Partners shall bear the costs of the Proxy Solicitation, including preparation, printing and distribution costs. Otherwise, the Spanos General Partners shall advance the costs of the Proxy Solicitation but shall be entitled to reimbursement from the Spanos Public Partnerships in accordance with paragraph 59(d) hereof.

          58.  The Auction shall be conducted as follows:

               a. Since the Spanos General Partners or their affiliates may bid in the Auction, they shall have no involvement in conducting the Auction except as set forth in this Settlement Agreement. The Auction shall be conducted by Ernst & Young LLP through the E&Y Kenneth Laventhal Real Estate Group or, in the event the E&Y Kenneth Laventhal Real Estate Group refuses or is unable to perform in accordance with this Settlement Agreement, by another person or entity mutually acceptable to Lead Class Counsel, PBP and the Spanos General Partners (the "Agent"). As promptly as practicable after the entry of the Preliminary Approval Order, PBP shall cause the Spanos Public Partnerships to enter into a contract with the Agent to conduct the Auction pursuant to the provisions of this paragraph 58.

               b. PBP shall cause the Spanos Public Partnerships to retain independent real estate counsel, acceptable to Lead Class Counsel, to advise the Spanos Public Partnerships regarding the Auction.

               c. The Spanos Defendants agree that they will make available for sale in the Auction all apartment buildings and other improvements owned by them or their affiliates and located upon the parcels of land owned by Spanos Genesis, so that each such parcel of land, together with the buildings and other improvements thereon, may and shall be bid upon and purchased as a single Property in the Auction. The proceeds from the sale of any such Property shall be allocated as set forth on page 55 of the Spanos Genesis Prospectus dated February 24, 1987. The allocation formula shall be set forth in the proxy materials to be disseminated by the Spanos General Partners in connection with the Proxy Solicitation.

               d. As promptly as practicable after the entry of the Preliminary Approval Order:

                    (1) The Agent shall prepare a confidentiality agreement acceptable to PBP and Lead Class Counsel.

                    (2) The Agent shall select and PBP shall cause the Spanos Public Partnerships to contract with a reputable environmental firm, acceptable to PBP and Lead Class Counsel, to perform Phase I and, if necessary, Phase II environmental assessments of each of the properties to be auctioned (the "Properties"). If the environmental reports indicate any contamination, the Agent shall so inform both PBP and the Spanos General Partners.

                    (3) PBP shall cause the Spanos Public Partnerships to contract with Eckland Consultants Inc. (or, in the event Eckland Consultants Inc. refuses or is unable to perform in accordance with this Settlement Agreement, with another person or entity mutually acceptable to Lead Class Counsel, PBP and the Spanos General Partners) to perform a physical inspection of the Properties and prepare an engineering report detailing any material structural or operational defects. Such report shall not require analysis of construction drawings or invasion of any walls, ceilings or floors.

                    (4) The Agent shall select and PBP shall cause the Spanos Public Partnerships to contract with First American Title Company (or, in the event First American Title Company refuses or is unable to perform in accordance with this Settlement Agreement, with another person or entity mutually acceptable to Lead Class Counsel, PBP and the Spanos General Partners) to perform title searches and issue preliminary title commitments.

                    (5) The Agent shall select and PBP shall cause the Spanos Public Partnerships to contract with one or more qualified termite inspection companies, acceptable to PBP and Lead Class Counsel, to perform termite inspections at each Property.

               e. The Agent shall assemble a bid package (the "Bid Package") and provide it, as promptly as practicable following the entry of the Preliminary Approval Order, to all persons, partnerships, trusts or other entities identified by the Agent, PBP or the Spanos General Partners which the Agent believes to have the financial ability and legal capacity to prepare and submit a bona fide bid in the Auction and to undertake and perform all obligations arising upon acceptance of any bid they may submit, providing that each bidder must first execute the confidentiality agreement described in subparagraph 58(d)(1) above. The Bid Package shall include bidding instructions, a bid form, a copy of a basic sales contract that the Successful Bidder(s) will be asked to execute, substantially in the form of Exhibit D hereto (the "Basic Sales Contract"), and due diligence materials, including:

                    (1)  Descriptions and photographs of the Properties;

                    (2) Such environmental, engineering and termite reports as may have been obtained for the Properties;

                    (3) Detailed operating statements for each Property for the last three full calendar years;

                    (4) Audited consolidated operating statements for each of the Spanos Public Partnerships for the past three full calendar years (or the most recent available drafts if audits have not been completed for the most recent year);
                    (5)  The rent rolls of the Properties;

                    (6) Copies of the forms of the lease agreements and schedules of current lease rates and lease expirations for each Property;

                    (7) Descriptions of all capital type improvements of all assets reflected in the operating statements for the last three full calendar years;

                    (8) Schedules of required and planned capital improvements, renovations and repairs;

                    (9) Summaries of all mortgages encumbering the Properties, including specific explanations of all prepayment and assumption terms and conditions for each mortgage;

                    (10) Such Property-level budgets as may exist for each Property, together with all Property-level contracts not cancelable on 30 days' notice; and

                    (11) Such other materials as the Agent may reasonably determine to be useful and appropriate in soliciting bids, including, in the Agent's discretion, materials suggested for inclusion by PBP, Lead Class Counsel and the Spanos General Partners.

               f. The Bid Packages shall instruct the bidders that bids must be submitted on the bid form included in the Bid Package, and may be submitted in either or both of the following manners:

                    (1) for all of the Properties of either of the Spanos Public Partnerships (the "Overall Bids"); or

                    (2) for any one or more of the Properties of either of the Spanos Public Partnerships (the "Individual Bids"). An Individual Bid may cover
(a) one or more Properties of Spanos Genesis, or (b) one or more

Properties of Spanos Realty, but a single Individual Bid may not cover Properties of both Spanos Public Partnerships. For example, a single Individual Bid may cover three Properties of Spanos Genesis, but may not cover two Properties of Spanos Genesis and one Property of Spanos Realty.

               g. Where one of the Spanos Public Partnerships owns both a parcel of land and the buildings or other improvements thereon, the land and the improvements shall together constitute one Property. Where Spanos Genesis owns the land and the Spanos Defendants or their affiliates have made the buildings and other improvements thereon available for sale in the Auction in accordance with subparagraph 58(c) above, each such parcel of land, together with the buildings and other improvements thereon, shall together constitute one Property. All bids for more than one Property of Spanos Genesis must separately state the price allocated to each Property. Bids must be all cash or, in the alternative, cash in addition to assumption of the mortgage(s) on the closing date (providing said mortgage(s) are assumable), with the bidder(s) paying all assumption and other fees occasioned by the assumption of the mortgage(s). In the event of all-cash bids, the bidder(s) must pay any mortgage prepayment penalties and fees connected with reconveyancing. The Bid Packages and bid forms shall instruct the bidders that evidence of financing must be provided, that the Properties will be sold "as is" at closing, that no representations and warranties, other than as to authority, will survive the closing, and that any changes requested by a bidder to the Basic Sales Contract (which must be described in the bid) may result in that bid being viewed less favorably than an otherwise similar bid by a bidder willing to execute the Basic Sales Contract.

               h. The Agent shall select a date on which the Agent shall begin accepting Bids on the Properties (the "Bid Opening Date"), which shall not be earlier than the Effective Date. The Agent shall provide bidders with not less than 30 days and not more than 45 days thereafter (the "Initial Bid Period") within which to conduct further due diligence and submit all preliminary written bids. The Spanos General Partners agree to assist in accommodating all reasonable due diligence requests, which may include:

                    (1) Review of the books and records of the Spanos Public Partnerships, and of the individual Properties, including rent rolls and operating statements for the past three calendar years, operating budgets for the current calendar year, and such other documentation as is reasonably necessary to verify the income and expenses of the Properties;

                    (2) Interviews of the management of the Spanos Public Partnerships and of the individual Properties, including property managers, superintendents and leasing agents; and

                    (3) On-site inspections of the Properties, subject to reasonable notice to the Agent and, at the Agent's discretion, accompanied by a representative of the Agent.

               i. On the Bid Opening Date, one or more of the Spanos Defendants, or one or more affiliates thereof, shall submit preliminary written Overall Bids which will produce a gross cash price to Spanos Genesis of not less than Twenty Million Five Hundred Sixty Thousand Dollars ($20,560,000) in excess of all existing mortgages, and a gross cash price to Spanos Realty of not less than Twenty-Two Million Four Hundred Forty Thousand Dollars ($22,440,000) in excess of all existing mortgages, for an aggregate gross cash price to the Spanos Public Partnerships of not less than Forty-Three Million Dollars ($43,000,000) in excess of all existing mortgages to the Spanos Public Partnerships. In addition, the Spanos Defendants or their affiliates shall submit preliminary written Individual Bids for each Property in amounts such that the aggregate gross cash price to Spanos Genesis of the Individual Bids for the Properties of Spanos Genesis is not less than Twenty Million Five Hundred Sixty Thousand Dollars ($20,560,000) in excess of all existing mortgages and the aggregate gross cash price to Spanos Realty of the Individual Bids for the Properties of Spanos Realty is not less than Twenty-Two Million Four Hundred Forty Thousand Dollars ($22,440,000) in excess of all existing mortgages.

               j. At the close of the Initial Bid Period, the Agent shall review the results of the preliminary bids with PBP and Lead Class Counsel, together with the evidence of financing provided, and shall provide pricing guidance and encourage the bidders (including the Spanos Defendants or their affiliates who have submitted preliminary written bids) to increase their bids by the Rebid Deadline, which shall be a date, determined by the Agent and acceptable to PBP and Lead Class Counsel, which is not more than 30 days after the close of the Initial Bid Period. In the event that the Spanos Defendants or their affiliates choose not to increase their preliminary written bids, as described in subparagraph 58(i) above, those preliminary written bids must remain open through the closing of the sales of the Properties and shall be considered final bids. In the event that the Spanos Defendants or their affiliates choose to submit one or more increased bids, such increased bids must remain open through the closing of the sales of the Properties and shall be considered final bids. If the Spanos Defendants or their affiliates are selected as the Successful Bidder(s), they shall execute the Basic Sales Contract, with respect to each of their Successful Bids, without changes.

               k. At the Rebid Deadline, the Agent shall review all final bids with PBP and Lead Class Counsel, who shall jointly determine the Successful Bids. The Successful Bid(s) with respect to each of the Spanos Public Partnerships shall be the bid(s) which, in the judgment of PBP and Lead Class Counsel, will produce the highest gross cash price to each in excess of existing mortgages. In no event shall PBP and Lead Class Counsel select, as the Successful Bids, bids which produce a gross cash price to Spanos Genesis or Spanos Realty, in excess of existing mortgages, which is less than the gross cash price in excess of existing mortgages produced by the final bids submitted by the Spanos Defendants or their affiliates.

                    l. The Agent shall immediately notify the Successful Bidders and enter into contract negotiations (if necessary) until the contracts are acceptable to the

Successful Bidder(s), PBP and Lead Class Counsel. In the event that a bidder fails or refuses for any reason to execute a sales contract at the price and on the terms selected as its Successful Bid, or to close the sale thereafter, PBP and Lead Class Counsel shall substitute as the Successful Bid(s) for the Property or Properties in question the bid(s) producing the next highest gross cash price for said Property or Properties in excess of existing mortgages. All final contracts shall contain a clause whereby Spanos Genesis or Spanos Realty, as the case may be, shall be entitled to terminate the contract without further obligation if as a result of any adjustments or reductions the gross cash price to the selling partnership, in excess of existing mortgages, falls below the gross cash price, in excess of existing mortgages, that would be produced by the final bid(s) submitted by the Spanos Defendants or their affiliates.

          59. Upon the closing of the sales resulting from the Auction, the proceeds of the Auction shall be received by the respective Spanos Public Partnership and PBP shall cause such proceeds to be invested in money market or similar conservative and temporary investments.

               a. Within ten (10) business days after the closing of the last Property sale, PBP and the Spanos

General Partners shall cause the respective Spanos Public Partnerships:

                    (1) to pay all costs associated with the Auction and Proxy Solicitation for which bills have been received;

                    (2) to estimate and reserve all costs associated with the Auction and Proxy Solicitation for which bills have not yet been received;

                    (3) to provide a further contingency reserve for potential unforeseen costs in an amount not to exceed One Million Dollars ($1,000,000) for each Spanos Public Partnership and for a period not to exceed one year.

               b. Within ten (10) business days after the payments and reserves specified in subparagraph (a) have been made, PBP and the Spanos General Partners shall cause the respective Spanos Public Partnerships to distribute:

                    (1) first, to Class Counsel Co-Chairmen on behalf of Lead Class Counsel and as attorneys for the Equitable Class, such amount as has been awarded by the Court pursuant to paragraph 78 hereof;

                    (2) next, to the General Partners, Limited Partners and Spanos Genesis Special Limited Partners or Spanos Realty Subordinated Limited Partners (as the case may be), the remaining assets of the Spanos Public

Partnerships, in accordance with the provisions of the Spanos Genesis Partnership Agreement or the Spanos Realty Partnership Agreement (as the case may be), including paragraph 19.2 of the respective partnership agreements.

               c. If at the time of the distribution to Lead Class Counsel, as contemplated in subparagraph (b)(1) above, Lead Class Counsel has not obtained a final award of attorneys' fees from the Court with respect to the Equitable Class, then PBP and the Spanos General Partners shall deduct, pro rata from the proceeds received by Spanos Genesis and Spanos Realty, respectively, for the sale of the Properties, an amount equal to the aggregate amount of the fees and reimbursement of expenses applied for by Lead Class Counsel in connection with the settlement with the Equitable Class pursuant to paragraph 78 hereof, and shall place such aggregate amount in an interest bearing escrow account (the "Fee Escrow") at a bank to be designated by Class Counsel Co-Chairmen or their designee, to be administered jointly by Class Counsel Co-Chairmen and the Spanos General Partners. Within five (5) business days following the date on which the order awarding fees and reimbursing expenses to plaintiffs' counsel with respect to the settlement with the Equitable Class becomes final, the amount of fees and reimbursement of expenses awarded by the Court shall be paid to Class Counsel Co-Chairmen. Any monies remaining in the Fee Escrow after payment of the amounts awarded by the Court shall be returned to the Spanos Public Partnerships and shall thereafter be distributed in accordance with paragraph 59(e) below.

               d. To the extent that any costs associated with the Auction or the Proxy Solicitation are not individually charged or allocated to a specific Spanos Public Partnership, and unless a more equitable method of allocation can be determined jointly by Lead Class Counsel, PBP and the Spanos General Partners, such unallocated costs shall be apportioned between Spanos Genesis and Spanos Realty in proportion to the gross cash amount in excess of all existing mortgages paid to each of them as a result of the Auction.

               e. Upon completion of the distributions provided for in subparagraph (b) above, PBP and the Spanos Genesis Partnership shall proceed with the orderly dissolution, termination and winding up of the Spanos Public Partnerships, including distribution of all reserved funds, in accordance with paragraph 19.2 and all other relevant provisions of the Spanos Genesis Partnership or the Spanos Realty Partnership Agreement (as the case may be) and Delaware law.

          60. The Spanos Defendants, at their sole discretion, shall have the right, but not the obligation, to terminate this Settlement if:

               a. Requests for exclusion from the Monetary Class are validly filed by persons otherwise entitled to be Monetary Class Members, who purchased Units having an aggregate original purchase price equal to or greater than the dollar amount specified in a certain letter of the same date as this Settlement Agreement, signed by counsel for the Spanos Defendants and delivered to Class Counsel Co-Chairmen contemporaneously with the execution of this Settlement Agreement. Lead Class Counsel shall provide counsel for the Spanos Defendants with an accurate list, at least seven (7) business days prior to the Settlement Fairness Hearing, of the persons that have requested exclusion from the Class. The Spanos Defendants shall exercise their rights under this subparagraph (a), if at all, by 5:00 p.m. Eastern time on the third business day prior to the Settlement Fairness Hearing.

               b. The Court fails or declines to enter the Preliminary Approval Order, substantially in the form of Exhibit A hereto, on or before June 11, 1997. The Spanos Defendants shall exercise their rights under this subparagraph (b), if at all, on or before June 12, 1997.

               c. The Court fails or declines to enter the Order and Final Judgment, substantially in the form of Exhibit B hereto, within 180 days after the date of the Settlement Fairness Hearing. The Spanos Defendants shall exercise their rights under this subparagraph (c), if at all, within the shorter time period of (i) 200 days after the date of the Settlement Fairness Hearing, if the Court has not yet ruled on the request to enter the Order and Final Judgment, or (ii) ten (10) business days after the Court enters a decision on the record declining to enter the Order and Final Judgment.

               d. The Court enters an Alternative Judgment. The Spanos Defendants shall exercise their rights under this subparagraph (d), if at all, within five (5) business days after receipt of notice of entry of the Alternative Judgment. In the event that the Spanos Defendants timely exercise their rights under this subparagraph (d), Lead Class Counsel and the Spanos Defendants shall jointly apply to the Court for an order vacating the Alternative Judgment.

               e.   The Romano action (as defined in paragraph 49 above) is not
                        ------
dismissed with prejudice with respect to the Spanos Defendants and their affiliates named as defendants in Romano. The Spanos Defendants shall
                                  ------
exercise their rights under this subparagraph (e), if at all, by 5:00 p.m. Eastern time on the third business day prior to the Settlement Fairness Hearing.

          61. Any of the Spanos Defendants or Class Representatives, at their sole discretion, shall have the right to terminate this Settlement if the requisite consent of the Limited Partners of both Spanos Genesis and Spanos Realty is not obtained for the Auction and the subsequent termination and dissolution of Spanos Genesis and Spanos Realty. The parties shall exercise their rights under this paragraph 61, if at all, by 5:00 p.m. Eastern time on the third business day prior to the Settlement Fairness Hearing.

                           GENERAL SETTLEMENT TERMS
                           ------------------------

          62. The Order and Final Judgment shall provide for the release of the Spanos Defendants and the other Released Parties from all Settled Claims by the Monetary Class Members, and shall provide for the release of the Spanos Defendants, other Released Parties and the PBP Parties by the Equitable Class Members to the extent set forth in paragraph 63 herein. Neither Monetary Class Members nor Equitable Class Members will be required to sign a separate release. Monetary Class Members will not be required to execute any Proof of Claim separate from that submitted in connection with the PSI Settlement. If final approval of the Settlement is obtained, Lead Class Counsel, with the assistance of the Claims Administrator, shall oversee the distribution of the Spanos Net Settlement Pool to Monetary Class Members in accordance with this Settlement Agreement and the Plan of Allocation previously filed in this action.

          63. The Order and Final Judgment shall provide the following release and bar order in favor of the Spanos Defendants, other Released Parties and the PBP Parties:

          Each Equitable Class Member hereby remises, releases and forever discharges each of the Released Parties of and from, and hereby shall be forever barred, restrained and enjoined from commencing or prosecuting any claim, action or proceeding based upon or concerning the same or similar allegations made in the Consolidated Complaint that seeks equitable relief different from that provided in the Settlement Agreement as approved by the Order and Final Judgment.
          Each Equitable Class Member hereby further remises, releases and forever discharges each of the Released Parties, together with the PBP Parties, of and from, and hereby shall be forever barred, restrained and enjoined from commencing or prosecuting any and all claims, rights, causes of action, losses or liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other rule or regulation, including both known and unknown claims, that have been, could have been, or in the future might be asserted in any forum by the Equitable Class Members or any of them, or the successors and assigns of any of them, whether directly, indirectly, representatively, derivatively or in any other capacity, against any of the Released Parties or the PBP Parties, arising out of or relating to the terms of the Settlement with the Equitable Class and any action taken in conformity therewith, including, without limitation, the Proxy Solicitation, and, if the requisite consents are obtained, the Auction and the subsequent termination and dissolution of the Spanos Public Partnerships, that each such Equitable Class Member has, may have or in the future may have from the beginning of the world up through the date the dissolution and termination of the Spanos Public Partnerships is completed; provided, however, that the release and bar order provided in this sentence shall extend only to acts and omissions that are consistent with the terms and conditions of the Order and Final Judgment (including, without limitation, such terms and conditions of this Settlement as receive Court approval) and provided further that nothing herein shall prevent the Equitable Class Members, or any of them, from asserting claims, rights or causes of action for violations of or to enforce this Settlement Agreement.

          64. The Class Representatives, for themselves and the Monetary Class Members, hereby covenant and agree not to sue any of the Released Parties on and hereby remise, release and forever discharge each of the Released Parties of and from the Settled Claims. The Class Representatives, for themselves and the Monetary Class Members, further covenant and agree that the Order and Final Judgment shall expressly and forever bar, restrain and enjoin the Monetary Class Members from commencing or prosecuting any claim, action, arbitration or proceeding respecting the Settled Claims against the Released Parties.

          65. The Class Representatives, for themselves and the Monetary Class Members, agree that they will not settle their claims against any Non-Settling Defendant unless such settlement contains a provision whereby such Non-Settling Defendant shall, contemporaneously with the settlement with the Class Representatives, exchange reciprocal releases with the Spanos Defendants and the Released Parties for all claims by way of contribution or indemnification which relate to or arise out of the Settled Claims. The Spanos Defendants and the Released Parties each further agree, without any further consideration, to execute and exchange reciprocal releases with the PSI Settling Defendants and any Non-Settling Defendants with whom the Class Representatives have settled or ultimately settle, for all claims which relate to or arise out of the Settled Claims, except claims relating to normal and ordinary business relationships (including claims for payments due to any Spanos Defendants or the PSI Settling Defendants by reason of their status as investors or partners in any of the Partnerships). Lead Class Counsel hereby covenant and agree to request, pursuant to paragraph 31 of the PSI Settlement Agreement, that the PSI Settling Defendants exchange reciprocal releases with the Spanos Defendants as set forth therein.

          66. The Class Representatives, the Monetary Class and each of the Monetary Class Members shall take the following steps to discharge and release any liability on the part of the Released Parties for (i) contribution or

(ii) indemnification under any pre-existing written contract calling for any Released Party to indemnify other parties to such contract for liability based on the acts of such Released Party ("Spanos Act Indemnification"): The Class Representatives, the Monetary Class and each of the Monetary Class Members shall reduce any judgment with respect to Settled Claims which they obtain against any other person or entity by the amount, percentage or share of such judgment determined by final non-appealable order to be attributable to the conduct of the Released Parties so as to discharge and release under applicable law any claims for contribution or for Spanos Act Indemnification against the Released Parties arising from or related to such Settled Claims. It is a condition to the Settlement that the Order and Final Judgment shall contain a provision giving effect to the matters set forth in this paragraph and that the Court will have exclusive jurisdiction to hear any dispute with respect to any such matter.

          67. The parties shall use their best efforts to assure that the Order and Final Judgment provides (i) that each of the Non-Settling Defendants and the PSI Settling Defendants who may assert a claim against any of the Released Parties based upon, relating to, or arising out of the Settled Claims, shall be permanently barred, enjoined and restrained from commencing, prosecuting, or asserting any claim or claims with respect to such matters for contribution or for Spanos Act Indemnification against the Released Parties, or any of them, as claims, cross-claims, counterclaims, or third party claims in this action or in any other court, arbitration proceeding, administrative agency or forum, or in any other manner, including but not limited to offset; (ii) that all such claims shall be extinguished, discharged, satisfied, barred and rendered unenforceable; and
(iii) that the Court shall have exclusive jurisdiction over any such claim that may be asserted.

          68. If the Settlement is terminated in accordance with this Settlement Agreement, the Settlement Pool, together with any interest earned thereon, less such costs and expenses of notice and administration and taxes as may have been actually incurred prior to the date of termination shall be returned to the Spanos Defendants. In no event, however, shall any disbursements except for taxes be made from the Settlement Pool after the termination of this Settlement absent a Court order entered after notice to the Spanos Defendants and an opportunity for the Spanos Defendants to be heard.

          69. This Settlement Agreement and any document which is executed pursuant hereto (other than reciprocal releases, if any, executed pursuant to paragraph 65 of this Settlement Agreement) is not intended to be and shall not be construed as a release or dismissal by the Class Representatives, the Monetary Class, any Monetary Class Member, the Equitable Class, any Equitable Class Member or the Released Parties of any claims or rights against any Non-Settling Defendant or any other person not a Party to this Settlement Agreement (except the Released Parties and, to the extent provided in paragraph 63, the PBP Parties). The Class Representatives, the Released Parties, the Monetary Class, the Equitable Class and the respective members thereof and the Spanos Defendants expressly reserve all of their rights and claims against any and all Non-Settling Defendants and any and all other persons that are not Parties to this Settlement Agreement or Released Parties or (to the extent provided in paragraph 63) PBP Parties.

          70. Whether or not approved or consummated, neither this Settlement Agreement, nor any negotiations or proceedings related hereto, nor any of the documents or statements referred to herein, shall be:

               a. Construed as or deemed in any judicial, administrative, arbitration or other type of proceeding, to be evidence of a presumption, concession, or an admission by any of the Released Parties of the truth of any fact alleged or of the validity of any claim asserted in the Consolidated Complaint or otherwise against the Released Parties, or of any liability, fault or wrongdoing of the Released Parties; or

               b. Offered or received in evidence in any judicial, administrative, arbitration or other type of proceedings for any purpose whatsoever, including, but not limited to, as a presumption, concession or an admission of any liability, wrongdoing, fault, misrepresentation or omission in any statement, document, report, or financial statement heretofore or hereafter issued, filed, approved or made by any of the Released Parties or otherwise referred to for any other reason, other than for the purpose of and in such proceeding as may be necessary for construing, terminating or enforcing this Settlement Agreement; or

               c. Construed as a concession or an admission that the Class Representatives or the Monetary Class or the Equitable Class have suffered any damage or are entitled to any other remedy; or

               d. Construed as or received in evidence as an admission, concession or presumption against the Class Representatives, the Monetary Class or the Equitable Class or any of them that any of their claims are without merit or that damages recoverable under the Consolidated Complaint do not exceed the amounts provided for in this Settlement Agreement.

                          CLASS CERTIFICATION, CLASS
                    NOTICE AND SETTLEMENT FAIRNESS HEARING
                    --------------------------------------

          71. Pursuant to Rule 23 of the Federal Rules of Civil Procedure, at a mutually agreeable time after this Settlement Agreement has been executed, Lead Class Counsel and counsel for the Spanos Defendants shall jointly submit this Settlement Agreement to the Court for approval and shall move for entry by the Court of the Preliminary Approval Order.

          72. The Spanos Defendants consent to the certification of the Monetary Class under Rule 23(a) and (b)(3) of the Federal Rules of Civil Procedure for settlement purposes only and agree to support Lead Class Counsel's motion to certify the Monetary Class for the purposes of the Settlement. In the event that the Settlement is not consummated for any reason, this consent to certification of the Monetary Class shall be null and void ab initio and not
                                                           -- ------
relied upon by any person for any purpose.

          73. The Spanos Defendants consent to the certification of the Equitable Class under Rule 23(a), (b)(1) and (b)(2) of the Federal Rules of Civil Procedure for settlement purposes only and agree to support Lead Class

Counsel's motion to certify the Equitable Class for the purposes of the Settlement. In the event that the Settlement is not consummated for any reason, this consent to certification of the Equitable Class shall be null and void ab
                                                                            --
initio and not relied upon by any person for any purpose.
------

          74. The Monetary Class and the Equitable Class shall be notified pursuant to F.R.Civ.P. 23(c)(3) of the proposed Settlement by, respectively, the Monetary Class Notice and Equitable Class Notice (which will be accompanied by the applicable proxy materials), which Monetary Class Notice and Equitable Class Notice shall be sent to Monetary Class Members and Equitable Class Members, respectively, in a manner consistent with the Preliminary Approval Order.

          75. Monetary Class Members shall have such time as the Court shall order to request exclusion from participation in the Settlement by opting-out of the Monetary Class. Persons or entities who exclude themselves from the Monetary Class in accordance with the provisions of the Preliminary Approval Order and Monetary Class Notice will preserve their individual litigation claims for money damages, if any, and will not participate in any monetary settlement benefits under this Settlement Agreement. There shall be no exclusion requests permitted with respect to the

Equitable Class, and a member of both the Monetary Class and the Equitable Class who opts out of the Monetary Class shall, nevertheless, remain a member of the Equitable Class and be bound by the terms of the Settlement applicable to Equitable Class Members.

          76. The Class Representatives and the Spanos Defendants shall request the Court to conduct a Settlement Fairness Hearing approximately two weeks after the anticipated receipt of the requisite consents in response to the Proxy Solicitation, or at such other time as the Parties may jointly agree. All Monetary Class Members and Equitable Class Members shall be given the opportunity to enter an appearance at the Settlement Fairness Hearing individually or through counsel. The procedures by which Monetary Class Members and Equitable Class Members may participate at the Settlement Fairness Hearing shall be described in the Monetary Class Notice and the Equitable Class Notice. If this Settlement Agreement (including any modification hereto made with the written consent of Lead Class Counsel and counsel for the Spanos Defendants as provided for herein) is thereafter approved by the Court following such hearing, the Court shall be asked to enter the Order and Final Judgment.

                         ATTORNEYS' FEES AND EXPENSES
                         ----------------------------

          77. Lead Class Counsel have stated their intention to apply to the Court one or more times for an award of attorneys' fees and reimbursement of litigation expenses and reasonable costs with respect to their work on behalf of and the benefits conferred upon the Monetary Class, including additional attorneys' fees incurred in the administration of the Settlement, and for interest on such sums at the same rate as earned by the Settlement Pool. Any such fees and expenses, together with interest thereon, as may be awarded by the Court and, subject to any reserve directed by the Court, shall be paid solely out of the Settlement Pool within five business days after the later of (i) the Effective Date or (ii) if an appeal is taken from such fee order, when the award by the Court of fees and expenses pursuant to this paragraph is affirmed on appeal or when any such appeal is dismissed or when by lapse of time the award is no longer subject to appeal. Except as provided for in this Settlement Agreement, neither the Spanos Defendants nor any of the Released Parties will bear any expenses, costs, damages or fees incurred by any Monetary Class Members or Equitable Class Members or by any of their attorneys, experts, advisors, agents or representatives. Lead Class Counsel agree to serve counsel for the Spanos Defendants with a copy of all applications they make for fees and expenses under this Stipulation at least five days prior to the date such application will be heard.

          78. In addition to the attorneys' fees applications described in paragraph 77 above, Lead Class Counsel may apply to the Court for an award of attorneys' fees and reimbursement of litigation expenses and reasonable costs with respect to their work on behalf of and the benefits conferred upon the Equitable Class. Lead Class Counsel agree that their application for an award under this paragraph shall not exceed the sum of Five Hundred Thousand Dollars ($500,000) plus eight percent (8%) of the amount that would otherwise (i.e., in the absence of any fee award) be distributed to the Limited Partners of Spanos Genesis and Spanos Realty from the proceeds of the sales of the Properties. The first Five Hundred Thousand Dollars ($500,000) of any such award shall be paid by the Spanos Defendants to Class Counsel Co-Chairmen on behalf of Lead Class Counsel within five (5) business days after the Court's award has become final. The balance of such award shall be paid solely by the Spanos Public Partnerships pursuant to paragraph 59(b)(1) and 59(c) hereof, pro rata in accordance with the proceeds of the Auction to the Spanos Public Partnerships or as the Court shall otherwise direct.

                                 MISCELLANEOUS
                                 -------------

          79. The parties shall request that the Court retain exclusive jurisdiction over the interpretation, administration, effectuation and enforcement of the Settlement and over the Parties, All Class Members, the PSI Settling Defendants, the PBP Parties and the Non-Settling Defendants in connection therewith, and with respect to such other matters as may properly come before it. The Parties, the PBP Parties and All Class Members waive any objection which each may have or hereafter may have to the venue of any such suit, action or proceeding and irrevocably consent to the jurisdiction of the Court in any such suit, action or proceeding.

          80. Any order, proceeding, dispute or appeal which solely affects the allowance or disallowance by the Court of any application(s) for attorneys' fees, costs, expenses (including the fees and costs of experts), and interest, and does not in any way otherwise affect the Order and Final Judgment, shall not operate to terminate or cancel this Settlement Agreement.

          81. The Spanos Defendants agree to reasonably cooperate in the Class Representatives' continued prosecution of the litigation against the Non-Settling Defendants, including the discovery of documents and the interview or deposition of witnesses under the Spanos Defendants' control, and to be subject to discovery requests as if they were still parties herein.

          82. The Spanos Defendants will provide Lead Class Counsel or the Claims Administrator, on request, with all information reasonably available to them concerning the identities and last known addresses of all members of the Monetary Class and the Equitable Class; the transactions of Monetary Class Members during the Settlement Class Period; the distributions made to the members of the Monetary Class by the Spanos Partnerships; and the eligibility of any claimant to participate in the distribution of any portion of the Settlement Pool or the Auction proceeds. Such information will be provided without charge.

          83. If a case under Title 11 of the United States Code (Bankruptcy), or any other bankruptcy, insolvency or similar proceeding is commenced with respect to any Spanos Defendant who has actually made a payment to the Settlement Pool in satisfaction of the Cash Settlement Amount and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of such money to the Settlement Pool or any portion thereof to be a preference, fraudulent transfer or other voidable transaction and the Settlement Pool or any portion thereof is required to be returned, and such amount is not promptly repaid to the Settlement Pool, then, at the election of Lead Class Counsel (who may also elect to seek to enforce this Settlement and the payment of the balance of the Cash Settlement Amount from other Spanos Defendants), the Parties shall jointly move the Court to vacate and set aside the releases given by the Monetary Class Members and judgment with respect to them entered in favor of the Spanos Defendants pursuant to this Settlement Agreement, which releases and judgment shall be null and void, and the Parties shall be restored to their respective positions in the litigation as of the date a day prior to the date of this Settlement Agreement and any portion of the Cash Payment remaining in the possession of Lead Class Counsel shall be returned to the Spanos Defendants and/or any bankruptcy trustee, receiver or similar official (as applicable). Lead Class Counsel shall elect to vacate this Settlement by sending written notice of such election to counsel for the Spanos Defendants within sixty (60) days of the entry of any such final order. Notwithstanding any of the foregoing, if one or more of the Spanos Defendants was a Successful Bidder in the Auction and the only claim by the bankruptcy trustee, receiver or other similar official relates to the payment by such Spanos Defendant for one or more of the Properties, the Class Counsel Co-Chairmen may, at their option, declare the Spanos Defendant to be disqualified as the Successful Bidder, and direct the Agent to accept the bid of the next highest bidder for the Property or Properties, and, in such event, elect to proceed with the Settlement.

          84. The parties intend this Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by Monetary Class Members against the Released Parties with respect to the Settled Claims and by Equitable Class Members to the extent provided in paragraph 63 above. Accordingly, the Spanos Defendants agree not to assert in any public forum that litigation was brought in bad faith or without a reasonable basis. The Parties agree that the amount to be paid to the Settlement Pool and the other terms of the Settlement were negotiated at arm's length in good faith by the Parties and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

          85. Subject to the termination provisions hereof, this Settlement Agreement shall be binding upon and inure to the benefit of the Parties, All Class Members, the Released Parties and their respective heirs, successors and assigns.

          86. Without further order of the Court, the Parties may agree to reasonable extensions of time to carry out any of the provisions of this Settlement Agreement.

          87. This Settlement Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof and all prior agreements and negotiations relative to such subject matter. Except for those provisions in this Settlement Agreement that expressly provide for waiver of any term or condition by less than all Parties, this Settlement Agreement may not be amended or any of its provisions waived except by a writing executed by or on behalf of all Parties affected thereby.

          88. None of the Parties shall be considered to be the draftsperson of this Settlement Agreement for the purpose of any statute, case law or rule of interpretation or construction resolving ambiguities against the draftsperson thereof.

          89. This Settlement Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be an original. The executed signature page(s) from each actual counterpart may be joined together and attached to one such original which shall then constitute one and the same instrument.

          90. This Settlement Agreement shall be governed by the law of the State of New York without regard to the choice of law rules of such state.

          91. The Parties and their attorneys agree to cooperate to effect promptly the consummation of this Settlement Agreement and the Settlement provided for herein.

          92. The waiver by any Party of any breach of this Settlement Agreement shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent, or contemporaneous, of this Settlement Agreement.

          93. Upon termination of this Settlement Agreement, all promises, agreements and stipulations contained herein shall be null and void ab initio
                                                                    -- ------
and of no further force or effect and shall not be used for any purpose in these proceedings (including, without limitation, any Constituent Action) or in any other action or proceeding, except for the provisions of paragraph 70 of this Settlement Agreement, which shall not be terminated.

          94. The obligations of the Parties under this Settlement Agreement shall be in full settlement, compromise, release and discharge by Monetary Class Members of the Settled Claims against the Released Parties, and, to the extent provided for herein, by Equitable Class Members of their claims against the Released Parties and the PBP

Parties. The Released Parties shall have no other or further liability or obligation to Monetary Class Members with respect to the Settled Claims except to fulfill the obligations created hereunder.

          IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be executed by their respective counsel on May 12, 1997.

                                            GOODKIND LABATON RUDOFF
                                            & SUCHAROW LLP


                                       By:  __________________________________
                                            Lawrence A. Sucharow (LS 1726)
                                            Joel H. Bernstein (JB 0763)
                                            Joseph Sternberg (JS 4780)
                                            Diane Zilka (DZ 9452)
                                            100 Park Avenue
                                            New York, New York 10017-5563
                                            Telephone: (212) 907-0700

                                                  - and -

                                            MILBERG WEISS BERSHAD HYNES
                                            & LERACH LLP


                                       By:  ___________________________________
                                            Melvyn I. Weiss (MW 1392)
                                            Sharon Levine Mirsky (SM 4505)
                                            George A. Bauer III (GB 2919)
                                            One Pennsylvania Plaza
                                            New York, New York 10119
                                            Telephone: (212) 594-5300

                                            Class Counsel Co-Chairmen and on
                                            behalf of the Executive Committee
                                            of Plaintiffs' Counsel

                                            FINKELSTEIN, THOMPSON & LOUGHRAN
                                              Burton H. Finkelstein (BF 9519)
                                              -------------------------------
                                            Douglas G. Thompson Jr (DT 1567)
                                            William P. Butterfield (WB 2939)
                                            1055 Thomas Jefferson Street, N.W.
                                            Suite 601
                                            Washington, D.C. 20007
                                            Telephone: (212) 337-8000

                                            BONNETT, FAIRBOURN, FRIEDMAN,
                                            HIENTON, MINER & FRY, P.C.
                                            H. Sullivan "Van" Bunch (HB 0314)
                                            4014 North Central, Suite 1100
                                            Phoenix, AZ 85012
                                            Telephone: (602) 274-1100

                                            CHIMICLES JACOBSEN & TIKELLIS
                                            Nicholas E. Chimicles (NC 8871)
                                            Denise Davis Schwartzman (DS 0651)
                                            One Haverford Center
                                            361 West Lancaster Avenue
                                            P.O. Box 100
                                            Haverford, PA 19041-0100
                                            Telephone: (610) 642-8500

                                            DUKER, BARRETT & GRAVANTE
                                            William F. Duker (WD 2554)
                                            1585 Broadway
                                            New York, New York  10036
                                            Telephone: (212) 969-5600

                                                      - and -

                                            KRISLOV & ASSOCIATES LTD.
                                            Clinton Krislov (CK 6519)
                                            222 North LaSalle Street
                                            Suite 810
                                            Chicago, IL 60601
                                            Telephone: (312) 606-0500

                                            Executive Committee of
                                            Plaintiffs' Counsel


                                            FREEMAN, BROWN, SPERRY & D'AIUTO


                                       By:  _________________________________
                                            Maxwell M. Freeman
                                            1818 Grand Canal Blvd.
                                            Stockton, California 95207
                                            Telephone: (209) 474-1818

                                                     - and -

                                            ORRICK HERRINGTON & SUTCLIFFE LLP


                                       By:  ___________________________________
                                            Barbara Moses (BM 2952)
                                            John F. Olsen (JO 8553)
                                            666 Fifth Avenue
                                            New York, New York  10103
                                            Telephone:  (212) 506-5000

                                            Attorneys for the Spanos
                                            Defendants

                   ACKNOWLEDGEMENT AND AGREEMENT TO BE BOUND
                   -----------------------------------------

          Prudential-Bache Properties, Inc. ("PBP"), on behalf of itself, its predecessors, successors, officers, directors, employees, agents, attorneys, parents, subsidiaries, affiliates and assigns, by and through its undersigned attorneys, and in consideration for the releases set forth in the foregoing Stipulation of Settlement with Spanos Defendants (the "Stipulation") hereby acknowledges and agrees, subject to the approval of the Court, to be bound by all provisions of the Stipulation that require action or forebearance or evidence any agreement on the part of PBP, and agrees to perform all acts required of it in such Stipulation or necessary in order to effectuate such Stipulation as though PBP was a party to such Stipulation, including, without limitation, the provisions set forth in paragraphs 58 and 59 thereof.

          PBP has entered into this Acknowledgement and Agreement to be Bound only after first obtaining all of the legal and professional advice that it deemed necessary and appropriate.

          IN WITNESS WHEREOF, PBP has caused this Acknowledgement and Agreement to be Bound to be executed by its counsel on May 12, 1997.


                                            CAHILL GORDON & REINDEL
                                            (a partnership including a
                                            Professional Corporation)



                                       By:  ___________________________
                                            Thomas J. Kavaler (TK 8517)
                                            Mathias E. Mone (MM 5881)
                                            Leonard A. Spivak (LS 6632)
                                            80 Pine Street
                                            New York, New York 10005
                                            (212) 701-3000

                                            Attorneys for Prudential-Bache
                                            Properties, Inc.